BROOKE

News Release

Brooke Franchise Corporation Elects Officers

OVERLAND PARK, Kan., June 6, 2007 – Brooke Franchise Corporation, a subsidiary of Brooke Corporation (Nasdaq: BXXX), today announced the election of Kyle L. Garst as its chairman and chief executive officer, and Dane S. Devlin as its president and chief operating officer.

Kyle Garst, 37, was most recently national sales manager and senior vice president of Brooke Franchise Corporation with responsibility for managing its franchise sales activities. Garst joined Brooke as a sales representative in 1994 and was a sales representative and profit center leader for Koch Industries in Phoenix, Arizona, from 1997 to 1999. Garst returned to Brooke in 1999 and has since served in various management positions, including vice president, regional sales manager, investment sales manager, and investor relations manager before becoming national sales manager in 2001 and senior vice president in 2004. Garst has served as director of Brooke Franchise Corporation since 2005. He is also a member of Brooke Corporation's controlling shareholder group and serves on its board of directors. Garst has a Bachelor of Science degree in business finance from Kansas State University.

Dane Devlin, 43, was most recently national operations manager and senior vice president for Brooke Franchise Corporation. Devlin joined Brooke in 1986 as its first employee. Devlin was an operations officer for Brooke from 1986 to 1996, then owned and operated a Brooke franchise from 1996 to 2000 before returning to Brooke in 2000. He served in various management positions including vice president, Missouri state manager and Kansas City regional manager before becoming national operations manager in 2001 and senior vice president in 2004. Devlin has served as director of Brooke Franchise Corporation since 2003. He holds a Bachelor of Science degree in agricultural economics from Kansas State University and is a Certified Insurance Counselor.

About our company . . . Brooke Corporation is listed on the Nasdaq Global Market under the symbol "BXXX". Its wholly owned subsidiary, Brooke Franchise Corporation, distributes insurance services through a network of more than 800 franchise locations. Brooke Franchise was named the 22nd largest U.S. insurance agency by Business Insurance magazine (2006) and the country's No. 37 top franchise by Entrepreneur magazine (2007). For more information, visit www.brookeagent.com.

Contact. . . Anita Larson, Brooke Corporation, larsa@brookecorp.com, (913) 661-0123

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This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the

dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke's business is provided in Brooke Corporation's most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.